Release:        On receipt, May 19, 2015
Media Contact:        Susan Houser, 515.248.2268, houser.susan@principal.com
Investor Contact:    John Egan, 515.235.9500, egan.john@principal.com

The Principal Financial Group Names Pickerell to Board of Directors

(Des Moines, Iowa) - The Principal Financial Group® (NYSE: PFG) announced today that Blair C. Pickerell, chairman, Asia, of Nikko Asset Management, has been elected to The Principal® Board of Directors, effective August 17, 2015.
“Blair brings a valuable perspective to the Board with his work in asset management in large, global organizations,” said Larry Zimpleman, chairman and CEO of The Principal. “We look forward to tapping into his expertise as we continue to execute our global growth strategy.”
Pickerell has been in his current role with Nikko Asset Management since 2010. Prior to that, he was CEO, Asia, at Morgan Stanley Investment Management. Before that, he held positions at a number of asset and investment management organizations in Hong Kong. Pickerell earned a bachelor’s degree in political science and a master’s degree in East Asian studies from Stanford University, and an MBA from Harvard Business School. He is fluent in Mandarin Chinese.
“This is an exciting time at The Principal, and I’m looking forward to being a part of their continued global growth and success,” added Pickerell.
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About the Principal Financial Group
The Principal Financial Group (The Principal®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $530.3 billion in assets under management2 and serves some 19.9 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
2 As of March 31, 2015.